Exhibit 21.1

GLOBAL BRASS AND COPPER HOLDINGS, INC

List of Subsidiaries

Global Brass and Copper, Inc.

GBC Metals, LLC

Chase Brass, LLC

A.J. Oster, LLC

GBC Metals Asia Pacific PTE Ltd.

Bryan Metals, LLC

Olin Fabricated Metal Products, LLC

Olin Industrial (Hong Kong) Limited

Olin Luotong Metals (GZ) Co., Ltd.

Chase Industries, LLC

Chase Brass and Copper Company, LLC

A.J. Oster Foils, LLC

A.J. Oster Caribe, LLC

A.J. Oster West, LLC

A.J.O. Mexico S.A. de C.V.

A.J.O. Global Services Mexico S.A. de C.V.